                                                                   EXHIBIT 99.1*





* Financial Statements of Concurrent Computer Corporation.  References in
Exhibit 99.1 to "the Company" refer to Concurrent Computer Corporation, a Delaware corporation ("Concurrent").

    Concurrent is subject to the informational requirements in the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission, to which reference is made for detailed financial and other information regarding Concurrent.
Such reports, proxy statements and other information can be inspected and copied at the Commission's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, on which the Concurrent Common Stock is listed. The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. The Registrant does not warrant the accuracy or completeness of such reports, proxy statements or other information nor that there have not occurred events not yet publicly disclosed by Concurrent which would affect either the accuracy or the completeness of the information concerning Concurrent included herein.

COOPERS
& LYBRAND


                      REPORT OF INDEPENDENT ACCOUNTANTS

                                 ------------

To the Shareholders and the Board of Directors of Concurrent Computer Corporation


        We have audited the accompanying consolidated balance sheets of Concurrent Computer Corporation as of June 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the three years in the period ended June 30, 1995, and the financial statement schedules listed in Item 14(a) of the Company's 1995 Annual Report on Form 10-K. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Concurrent Computer Corporation as of June 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

        As discussed in Notes 11 and 14 to the consolidated financial statements, in 1994 the Company changed its method of accounting for income taxes and changed its method of accounting for postretirement benefits other than pensions.


                                                  /s/ Coopers & Lybrand L.L.P.


Parsipanny, New Jersey
August 15, 1995,
except for Note 19, as to which
the date is September 26, 1995

                        Concurrent Computer Corporation
                     Consolidated Statements of Operations
                (Dollars in thousands, except per share amounts)


                                                                                               Year Ended June 30,
                                                                                               -------------------

                                                                                      1995            1994*          1993*
                                                                                      ----            ----           ----
 Net sales:
  Computer systems                                                                  $ 72,074        $100,293       $132,883
  Service and other                                                                   68,070          78,738         87,581
                                                                                    --------        --------       --------
     Total                                                                           140,144         179,031        220,464
                                                                                    --------        --------       --------

 Cost of sales:
  Computer systems                                                                    38,639          54,517         59,961
  Service and other                                                                   40,838          48,473         55,662
                                                                                    --------        --------       --------
     Total                                                                            79,477         102,990        115,623
                                                                                    --------        --------       --------

 Gross margin                                                                         60,667          76,041        104,841
                                                                                    --------        --------       --------
 Operating expenses:
  Research and development                                                            19,464          23,823         26,824
  Selling, general and administrative                                                 36,921          48,651         59,279
  Provision for restructuring                                                          3,200          12,000            -
  Sales and use tax credit                                                            (1,000)         (1,440)           -
                                                                                    --------        --------       --------

 Total operating expenses                                                             58,585          83,034         86,103
                                                                                    --------        --------       --------

 Operating income (loss)                                                               2,082          (6,993)        18,738
 Interest expense                                                                     (2,638)         (3,486)       (13,553)
 Interest income                                                                         513             634          1,167
 Other non-recurring charge                                                           (1,000)            -              -
 Other income (expense)-net                                                              737            (486)          (183)
                                                                                    --------        --------       --------

 Income (loss) before provision for income taxes,
  extraordinary loss and cumulative effect of change
  in accounting principles                                                              (306)        (10,331)         6,169
 Provision for income taxes                                                            1,700           1,300          2,300
                                                                                    --------        --------       --------

 Income (loss) before extraordinary loss and cumulative
  effect of change in accounting principles                                           (2,006)        (11,631)         3,869
 Extraordinary loss on early extinguishment of debt                                      -           (23,193)           -
 Cumulative effect of change in accounting principles
  for income taxes and postretirement benefits                                           -            (5,000)           -
                                                                                    --------        --------       --------

 Net income (loss)                                                                  $ (2,006)       $(39,824)      $  3,869
                                                                                    ========        ========       ========
 Income (loss) per share:
   Income (loss) before extraordinary loss and
    cumulative effect of change in accounting principles                            $  (0.07)       $  (0.41)      $   0.40
   Extraordinary loss on early extinguishment of debt                                    -             (0.83)           -
   Cumulative effect of change in accounting principles
    for income taxes and postretirement benefits                                         -             (0.18)           -
                                                                                    --------        --------       --------

   Net income (loss)                                                                $  (0.07)       $  (1.42)      $   0.40
                                                                                    ========        ========       ========

 *Reclassified to conform to current year presentation.


The accompanying notes are an integral part of the consolidated financial statements.





                              Exhibit 99.1, Page 1

                        Concurrent Computer Corporation
                          Consolidated Balance Sheets
                             (Dollars in thousands)



                                                                                              June 30,           June 30,
                                                                                                1995               1994
                                                                                                ----               ----
      ASSETS
 Current assets:
  Cash and cash equivalents                                                                    $  5,728           $  9,374
  Accounts receivable, less allowance for doubtful
   accounts of $1,434 - 1995; $3,405 - 1994                                                      25,456             34,519
  Inventories                                                                                    14,510             17,829
  Prepaid expenses and other current assets                                                       4,303              5,334
                                                                                               --------           --------
   Total current assets                                                                          49,997             67,056

 Property, plant and equipment - net                                                             38,567             42,742
 Other long-term assets                                                                           9,795             13,372
                                                                                               --------           --------
 Total assets                                                                                  $ 98,359           $123,170
                                                                                               ========           ========


      LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Notes payable                                                                                $  6,716           $  5,749
  Current portion of long-term debt                                                               1,529             11,000
  Revolving credit facility                                                                       5,761                -
  Accounts payable and accrued expenses                                                          29,285             44,687
  Deferred revenue                                                                                4,841              6,236
                                                                                               --------           --------
   Total current liabilities                                                                     48,132             67,672
 Long-term debt                                                                                   9,536             13,240
 Other long-term liabilities                                                                      5,521              7,210
 Commitments and contingencies                                                                      -                  -

 Stockholders' equity:
  Shares of preferred stock, par value $0.01; authorized
   25,000,000                                                                                       -                  -
  Shares of common stock, par value $0.01; authorized
   100,000,000; issued 30,208,276 - 1995 and
   29,585,388 - 1994                                                                                302                296
  Capital in excess of par value                                                                 73,112             71,547
  Accumulated deficit after eliminating accumulated deficit of
   $81,826 at December 31, 1991, date of quasi-reorganization                                   (37,028)           (35,022)
  Shares of treasury stock, at cost; 840 shares                                                     (58)               (58)
  Cumulative translation adjustment                                                              (1,158)            (1,715)
                                                                                               --------           --------
   Total stockholders' equity                                                                    35,170             35,048
                                                                                               --------           --------


 Total liabilities and stockholders' equity                                                    $ 98,359           $123,170
                                                                                               ========           ========




The accompanying notes are an integral part of the consolidated financial statements.





                              Exhibit 99.1, Page 2

                       Concurrent Computer Corporation
                    Consolidated Statements of Cash Flows
                            (Dollars in thousands)

                                                                                                     Years Ended June 30,
                                                                                                     --------------------

                                                                                                1995          1994*        1993*
                                                                                                ----          ----         ----
 Cash flows provided by (used by) operating activities:
  Net income/(loss)                                                                           $ (2,006)     $(39,824)    $  3,869
                                                                                              --------      --------     --------
  Adjustments to reconcile net income/(loss)
   to net cash provided by (used by) operating activities:
   Depreciation, amortization and other                                                         12,284        12,527       13,503
   Provision for inventory reserves                                                              5,037         4,461        1,840
   Non-cash taxes related to the utilization of net operating loss carryforwards which originated prior to the Company's
    quasi-reorganization, effected on December 31, 1991                                            300           -            572
   Non-cash interest and amortization of financing costs                                           450         1,061        9,265
   Extraordinary loss on early extinguishment of debt                                              -          23,193          -
   Cumulative effect of change in accounting principles                                            -           5,000          -
   Provision for restructuring                                                                   3,200        12,000          -
   Other non-recurring charge                                                                    1,000           -            -
   Sales and use tax credit                                                                     (1,000)       (1,440)         -
   Decrease (increase) in current assets:
    Accounts receivable                                                                         10,431         3,690        4,782
    Inventories                                                                                 (2,044)         (319)      (3,881)
    Prepaid expenses and other current assets                                                      998         1,238        1,698
   Decrease in current liabilities, other than debt obligations                                (18,017)      (14,797)      (2,361)
   Decrease (increase) in other long-term assets                                                   599        (1,790)         391
   (Decrease) increase in other long-term liabilities                                           (1,983)          193         (264)
                                                                                              --------      --------     --------

   Total adjustments to net income/(loss)                                                       11,255        45,017       25,545
                                                                                              --------      --------     --------

 Net cash provided by operating activities                                                       9,249         5,193       29,414
                                                                                              --------      --------     --------
 Cash flows used by investing activities:
  Additions to property, plant and equipment                                                    (5,140)       (7,584)     (10,569)
                                                                                              --------      --------     --------

 Cash flows provided by (used by) financing activities:
  Net proceeds (payments) of notes payable                                                        (100)        2,511          588
  Repayment of long-term debt                                                                  (23,395)      (76,602)      (8,460)
  Issuance of long-term debt                                                                    15,761           708          -
  Net proceeds from sale and issuance of common stock                                              150        55,001          291
                                                                                              --------      --------     --------
 Net cash used by financing activities                                                          (7,584)      (18,382)      (7,581)
                                                                                              --------      --------     --------

 Effect of exchange rate changes on cash
  and cash equivalents                                                                            (171)         (275)      (1,453)
                                                                                              --------      --------     --------

 Increase (decrease) in cash and cash equivalents                                             $ (3,646)     $(21,048)    $  9,811
                                                                                              ========      ========     ========
 Cash and cash equivalents - Beginning of year                                                $  9,374      $ 30,422     $ 20,611
                                                                                              --------      --------     --------

 Cash and cash equivalents - End of year                                                      $  5,728      $  9,374     $ 30,422
                                                                                              ========      ========     ========
 Cash paid during the period for:
  Interest                                                                                    $  2,256      $  2,731     $  4,282
                                                                                              ========      ========     ========
  Income taxes (net of refunds)                                                               $    727      $    659     $  1,510
                                                                                              ========      ========     ========

*Reclassified to conform to current year presentation.


The accompanying notes are an integral part of the consolidated financial statements.





                              Exhibit 99.1, Page 3

                        Concurrent Computer Corporation
                Consolidated Statements of Stockholders' Equity
                             (Dollars in thousands)





                             Preferred Stock        Common Stock
                             ---------------        ------------      Capital in   Accumulated Cumulative   Treasury Stock
                                        Par                   Par     Excess of    Earnings    Translation  --------------
                            Shares      Value     Shares     Value    Par Value    (Deficit)   Adjustment  Shares  Cost   Total
                            ------      -----     ------     -----    ---------    ---------   ---------   ------  ----   -----
 Balance June 30, 1992      6,983,284     $70     2,171,883    $22       $14,237  $   $933    $  (465)     (840)   ($58)  $14,739

 Sale of common stock
  under stock plans                                  67,021      1           284                                              285

 Issuance of common
  stock under retirement
  savings plan                                      336,404      3           527                                              530

 Conversion of preferred
  stock                        (1,578)                1,578                                                                   -

 Other                                                2,140                    6                                                6

 Net income                                                                          3,869                                  3,869

 Foreign currency
  translation adjustment                                                                       (1,498)                     (1,498)


 Quasi-reorganization
  related adjustments:
   Utilization of net
    operating loss
     carryforwards                                                           572                                              572
                            ---------     ---   -----------   ----       -------   -------    -------      ----     ---   -------



 Balance June 30, 1993      6,981,706      70     2,579,026     26        15,626     4,802     (1,963)     (840)    (58)   18,503

 Issuance of common
  stock under retirement
   savings plan                                     324,377      3         1,057                                            1,060

 Issuance of common
 stock                                           19,700,000    197        54,803                                           55,000

 Conversion of preferred
  stock                    (6,981,706)    (70)    6,981,706     70                                                            -

 Other                                                  279                   61                                               61

 Net loss                                                                          (39,824)                               (39,824)
 Foreign currency
  translation adjustment                                                                          248                         248
                            ---------     ---   -----------   ----       -------   -------    -------      ----     ---   -------

 Balance June 30, 1994           --          -   29,585,388    296        71,547   (35,022)    (1,715)     (840)    (58)   35,048
 Sale of common stock
  under stock plans                                  85,358      1           149                                              150

 Issuance of common
  stock under retirement
   savings plan                                     368,823      3           762                                              765

 Issuance of common
  stock under bonus plan                            168,707      2           324                                              326

 Other                                                                        30                                               30


 Net loss                                                                           (2,006)                                (2,006)

 Foreign currency
  translation adjustment                                                                          557                         557


 Quasi-reorganization
  related adjustments:
   Utilization of net
    operating loss
     carryforwards                                                           300                                              300
                            ---------     ---   -----------   ----       -------   -------    -------      ----     ---   -------
 Balance June 30, 1995            -        -     30,208,276   $302       $73,112  $(37,028)   $(1,158)     (840)   $(58)  $35,170
                            =========     ===   ===========   ====       =======  ========    =======      ====    ====   =======





   The accompanying notes are an integral part of the consolidated financial statements.


                              Exhibit 99.1, Page 4

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

    During fiscal year 1995, the Company continued to experience a decline in net sales. Despite the decline, operating income improved by approximately $9.1 million and net cash from operations improved by approximately $4.1 million as a result of the Company's productivity improvements, restructuring and ongoing cost reduction initiatives. The Company continues to manage its resources and to focus its revenue generating activities with the objectives to achieve growth and improve profitability. In addition, the Company recently completed a refinancing of its bank term loan providing the Company with reduced debt service payments and less stringent financial covenant compliance requirements (see Note 3). The Company continues to pursue various additional financing alternatives, including a sale/leaseback of its Oceanport, New Jersey facility (see Note
    19), to further improve its financial flexibility. The Company believes that it will be able to meet its obligations when due through its operating and financing efforts.

2.  Summary of Significant Accounting Policies

    Principles of Consolidation

    The consolidated financial statements include the accounts of all majority-owned domestic and foreign subsidiary companies. All intercompany transactions and balances have been eliminated.

    Foreign Currency

    The functional currency of substantially all of the Company's foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the fiscal year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity until the entity is sold or substantially liquidated. Gains or losses resulting from foreign currency transactions are included in the results of operations, except for those relating to intercompany transactions of a long-term investment nature which are accumulated in a separate component of stockholders' equity.

    Gains (losses) on foreign currency transactions of $175,000, ($360,000) and $606,000 for the fiscal years ended June 30, 1995, 1994 and 1993, respectively, are included in Other income (expense) - net.

    Cash and Cash Equivalents

    For financial statement purposes, short-term investments with original maturities of ninety days or less from the date of purchase are considered cash equivalents.

    Cash equivalents are stated at cost plus accrued interest, which approximates market, and represents cash invested in U.S. Government securities, bank certificates of deposit, or commercial paper. Such short-term investments amounted to $480,000 and $2,591,000 at June 30, 1995 and 1994, respectively.

    At June 30, 1995, the Company had $684,000 of restricted cash primarily supporting building rental deposits.

    Inventories

    Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis.





                              Exhibit 99.1, Page 5

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Summary of Significant Accounting Policies (continued)

    Property, Plant and Equipment

    Property, plant and equipment are stated at acquired cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of assets ranging from three to forty years.

    Leasehold improvements are amortized over the shorter of the useful lives of the improvements or the terms of the related lease. Gains and losses resulting from the disposition of property, plant and equipment are included in Other income (expense) - net.

    Expenditures for repairs and maintenance are charged to operations as incurred and expenditures for major renewals and betterments are capitalized.

    Revenue Recognition

    Computer systems sales (hardware and software, including bundled software) are recorded when the earnings process is complete, typically upon shipment to customers.

    Service contract revenue related to hardware and software is recognized separately and as earned over the respective maintenance period in accordance with the terms of the applicable contract.

    Income Taxes

    The Company and its domestic subsidiaries file a consolidated Federal income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes and are accounted for under the asset and liability method as required by the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS No. 109").

    On July 1, 1993, the Company adopted the provisions of FAS No. 109. This standard requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, a deferred tax asset or liability is recognized for temporary differences between financial reporting and income tax bases of assets and liabilities, tax credit carryforwards and operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that such deferred tax assets will not be realized. Utilization of net operating loss carryforwards and tax credits, which originated prior to the Company's quasi-reorganization effected on December 31, 1991, are recorded as adjustments to capital in excess of par value. Prior years' financial statements have not been restated.

    The cumulative effect of adopting this standard resulted in the Company recording a $2.0 million non-cash charge reducing its deferred tax assets as of the date of adoption.

    Capitalized Software

    The Company, in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", commences capitalization of software production costs upon the achievement of technological feasibility and ceases capitalization upon the achievement of customer availability. Such costs are amortized over the greater of the ratio of the product's current to total revenue stream or the straight-line method over its estimated useful life. Such amortization





                              Exhibit 99.1, Page 6

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  Summary of Significant Accounting Policies (continued)

    period generally does not exceed three years. For the years ended June 30, 1995, 1994 and 1993, amortization expense relating to software production costs which is included as a component of cost of sales amounted to $1,160,000, $445,000 and $436,000, respectively. Accumulated amortization amounted to $1,325,000 and $165,000, respectively, at June 30, 1995 and 1994. Capitalized software (net) amounted to $965,000 and $1,985,000 at June 30, 1995 and 1994, respectively.

    Research and Development

    Research and development expenditures, other than capitalized software, are expensed when incurred.

    Income (Loss) per Share

    Primary earnings per share (including convertible participating preferred stock, dilutive stock options and common stock purchase warrants) is computed on the basis of the weighted average number of common shares outstanding during each year and includes shares assumed issued upon the exercise of all dilutive stock options and common stock purchase warrants and the purchase of treasury stock with the proceeds at the average market price for the period. Fully diluted earnings per share assumes the exercise of all dilutive stock options and common stock purchase warrants and the purchase of treasury stock at the higher of the market price at the end of the year or the average market price during the year. For fiscal year 1993, the computation of fully diluted earnings per share did not have a dilutive effect on earnings per share.

    The number of shares used in computing income (loss) per share was 30,095,000, 28,054,000 and 9,765,000 for the years ended June 30, 1995,
    1994 and 1993, respectively.

    Supplemental income per share for the year ended June 30, 1993 was calculated assuming the Company's comprehensive refinancing (as described in Note 4) took place on July 1, 1992. The Company's supplemental net income per share for the year ended June 30, 1993 was $0.32.

    Postretirement Benefits Other Than Pensions

    On July 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("FAS No. 106"). This standard requires companies to accrue postretirement benefits throughout the employees' active service periods until they attain full eligibility for those benefits. The transition obligation (the accumulated postretirement benefit obligation at the date of adoption) may be recognized either immediately or by amortization over the longer of the average remaining service period for active employees or 20 years.

    In connection with the adoption of this standard, the Company recorded a non-cash charge of $3.0 million representing the immediate recognition of the accumulated postretirement benefit obligation at the date of adoption.

3.  Debt and Lines of Credit

    On June 29, 1995, the Company completed a refinancing of its then outstanding $15.4 million existing bank term loan (the "Existing Term Loan"), excluding up to $3.0 million in standby letters of credit in connection with overseas lines of credit which remain in place. In connection with this refinancing,





                              Exhibit 99.1, Page 7

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Debt and Lines of Credit (continued)

    the Company has entered into a new agreement providing for a $18.0 million credit facility. The facility includes a $10.0 million term loan (the "Term Loan") and a $8.0 million revolving credit facility (the "Revolver").

    At June 30, 1995, the outstanding balances under the Term Loan and the Revolver were $10.0 and $5.8 million, respectively. The outstanding balance of the Revolver has been classified as a current liability at June 30, 1995. Both the Term Loan and the Revolver bear interest at the prime rate plus 2.0%. The Term Loan is payable in 36 equal monthly installments of $139,000 each, commencing August 1, 1995, with a final payment of approximately $5.0 million payable August 1, 1998. The Revolver may be repaid and reborrowed, subject to certain collateral requirements, at any time during the term ending August 1, 1998. The Company has pledged substantially all of its domestic assets as collateral for the Term Loan and the Revolver. The Company may repay the Term Loan at any time without penalty. In the event of a sale or sale/leaseback of its Oceanport and Tinton Falls facilities, the Company is required to make a prepayment of the Term Loan up to an amount equal to 75% of the net sale proceeds. Certain early termination fees apply if the Company terminates the facility in its entirety prior to August 1, 1998.

    The new agreement contains various covenants and restrictions, which among other things (1) place certain limits on corporate acts of the Company such as fundamental changes in the corporate structure of the Company, investments in other entities, incurrence of additional indebtedness, creation of liens or certain distributions or dispositions of assets, including cash dividends, and (2) require the Company to meet financial tests on a periodic basis, the most restrictive of which relate to the maintenance of collateral coverage and debt coverage all as defined in the agreement. In addition, the new agreement contains a subjective provision entitling the lender to accelerate payments under the Term Loan and Revolver.

    At June 30, 1994, the outstanding balance under the Existing Term Loan, which resulted from modifications of a previous term loan in connection the 1993 Refinancing (defined in Note 4), was $23.0 million and bore interest, at the Company's option, at an annual rate equal to either the prime rate plus 1.0%, or the London Interbank Offered Rate (LIBOR) plus 3.0%. The Existing Term Loan was payable in 24 equal monthly installments of $687,500 each, commencing July 30, 1993, with a final payment of $12.0 million (reduced from $15 million) payable October 1, 1995. The Company had pledged substantially all of its domestic assets as collateral for the Existing Term Loan. The Company was able to prepay the Existing Term Loan at any time without penalty.

    Since the 1993 Refinancing, the Existing Term Loan was amended from time to time to provide the Company with greater financial flexibility. The various amendments provided for amendments to and waivers of certain financial covenants, deferrals of certain scheduled debt payments, extension of the maturity date from June 30, 1995 to October 1, 1995, up to $3.0 million in standby letters of credit in connection with overseas lines of credit and the issuance of 600,000 stock purchase warrants to the banks with an exercise price per share of $1.50 which was equal to the then fair market value. The warrants expired unexercised on September 30, 1994.

    Although the Company's original term loan agreement was terminated as part of the recapitalization of the Company in November 1991, the terms of an interest rate swap agreement remained in effect until it was bought-out in connection with the 1993 Refinancing. The fixed rate under the swap agreement resulted in additional interest expense of $822,000 for the year ended June 30, 1993.





                              Exhibit 99.1, Page 8

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Debt and Lines of Credit (continued)

    The net proceeds of the 1993 Refinancing ($55.0 million) together with $11.9 million of Company cash were used to redeem in full the Subordinated Debt. The Subordinated Debt of $55 million in principal amount issued on November 22, 1991 bore interest at an annual rate of 12.08%, payable semi-annually on March 15 and September 15 and payable in additional Subordinated Debentures in lieu of cash for up to the first three years, but not less than the first two years.

    The principal amount of the Subordinated Debt, including notes issued in lieu of payment of cash interest, was payable in a lump sum at maturity on December 31, 1997. Subordinated Debt issued and accrued in lieu of cash interest amounted to approximately $0.6 million and $7.4 million for the years ended June 30, 1994 and 1993, respectively.

    The Company's foreign subsidiaries have certain bank borrowing arrangements in local currencies which provide for borrowings of up to $8,861,000 at prevailing rates of interest ranging from 2.375% to 9.4% at June 30, 1995. At June 30, 1995, $6,716,000 of demand notes were outstanding under such arrangements of which $3,375,000 is guaranteed by the minority shareholder in the Company's Japanese subsidiary and $2,749,000 is guaranteed by the Company. Foreign unused lines of credit can be withdrawn at any time at the option of either the Company or the lending institutions.

    Annual maturities of all the Company's debt for the fiscal years ended June 30, 1996 through 2000, and thereafter, are as follows:

                                                                Annual
    (Dollars in thousands)                                   Maturities
                                                             ----------
         1996                                                  $14,006
         1997                                                    2,048
         1998                                                    2,108
         1999                                                    5,380
         2000                                                     -
         Thereafter                                               -
                                                               -------

         Total                                                 $23,542
                                                               =======

4.  Refinancing

    On July 21, 1993, the Company completed a comprehensive refinancing (the "1993 Refinancing"). The 1993 Refinancing consisted of the following: a) the sale and issuance of 19,700,000 shares of common stock, with a par value of $0.01, at a price of $3.00 per share for $59.1 million less issuance costs of approximately $4.1 million (the "Offering"); b) the modification of the Company's then existing bank term loan to, among other things, extend the maturity date and reduce the interest rate; and c) the conversion of all of the 6,981,706 outstanding shares of the Company's convertible participating preferred stock (the "Convertible Preferred Stock") into shares of common stock at a ratio of one to one.

    The net proceeds of the Offering ($55.0 million) together with $11.9 million of Company cash were used to redeem in full the Company's outstanding 12.08% Senior Subordinated Notes due 1997 (the "Subordinated Debt") at face amount, plus accrued interest, as of July 21, 1993. The Subordinated Debt was originally recorded with an original issue discount resulting in an effective yield-to-maturity of 25%. The redemption of the Subordinated Debt resulted in an extraordinary charge reducing net income by $23.2 million during the first quarter of fiscal year 1994 based on an aggregate cash redemption price of $66.9 million and a book value of $43.7 million. The 1993 Refinancing, including the effect of the redemption of the Subordinated Debt and related





                              Exhibit 99.1, Page 9

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  Refinancing (continued)

    $23.2 million extraordinary charge, resulted in a $31.8 million increase to stockholders' equity as of the date the transactions were completed.

    The extraordinary loss on the early extinguishment of debt is determined as follows:

(Dollars in thousands)
         Face amount of Subordinated Debt                       $64,206
         Accrued interest on Subordinated Debt                    2,715
                                                                -------
          Sub-total                                              66,921

         Book value of Subordinated Debt                        (43,728)
                                                                -------

         Extraordinary loss                                     $23,193
                                                                =======

    The extraordinary loss on the early extinguishment of debt did not result in the recognition of a tax benefit due to a difference in the financial reporting and tax bases of the underlying subordinated debt.

5.  Provision for Restructuring

    In January 1995 and April 1995, the Company's senior management approved plans to restructure its operations. The restructuring plans provided for a reduction of approximately 175 worldwide employees and the downsizing or closing of office locations. In connection with the restructurings, the Company recorded a $2.7 million and a $0.5 million provision for restructuring during the quarters ended March 31, 1995 and June 30, 1995, respectively. The provision during the quarter ended March 31, 1995 is net of a $0.5 million release of an excess restructuring reserve previously recorded during the three months ended September 30, 1993. The provision includes employee terminations in positions ranging from the staff level to the middle management level, office closings or downsizings and other related costs which represented approximately 60%, 30% and 10% of the provision, respectively. During the year ended June 30, 1995, the actual cash payments related to the 1995 restructurings amounted to approximately $2.4 million and were primarily related to employee termination costs.

    During the three months ended September 30, 1993, the Company recorded a provision for restructuring of $12.0 million in connection with its operational restructuring to reduce its worldwide cost structure. The provision included employee terminations, office closings or downsizings and other related costs which represented approximately 65%, 25% and 10% of the provision, respectively.

6.  Change in Accounting Estimate

    During the three months ended December 31, 1994 and 1993, the Company recorded a sales and use tax credit of $1.0 million, or $0.03 per share, and $1.4 million, or $0.05 per share, respectively, related to a change in the estimate of state sales and use tax reserves based on a final state audit determination.

7.  Concentration of Credit Risk

    Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and collateral is generally not required.





                             Exhibit 99.1, Page 10

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Inventories

    Inventories consist of:

    (Dollars in thousands)

                                                              1995                 1994
                                                              ----                 ----
         Raw Materials                                      $ 7,111               $ 9,270
         Work-in-process                                        753                 2,872
         Finished goods                                       6,646                 5,687
                                                            -------               -------
                                                            $14,510               $17,829
                                                            =======               =======

9.  Property, Plant and Equipment and Other Long-Term Assets

    Property, plant and equipment consists of:

    (Dollars in thousands)
                                                             1995                  1994
                                                             ----                  ----
         Land                                              $  5,346              $  5,275
         Buildings                                           17,158                16,530
         Machinery and equipment                             53,636                47,581
                                                           --------              --------
                                                             76,140                69,386
         Less: Accumulated depreciation                     (37,573)              (26,644)
                                                           -------               -------
                                                           $ 38,567              $ 42,742
                                                           ========              ========

    For the years ended June 30, 1995, 1994 and 1993, depreciation and amortization expense for property plant and equipment amounted to $10,641,000, $11,685,000 and $12,668,000 respectively.

10. Accounts Payable and Accrued Expenses

    Accounts payable and accrued expenses consist of:

    (Dollars in thousands)
                                                              1995                  1994
                                                              ----                  ----
         Accounts payable - trade                           $11,023               $13,327
         Accrued payroll, vacation and other
          employee expenses                                   8,510                12,775
         Restructuring costs                                  2,568                 6,274
         Other accrued expenses                               7,184                12,311
                                                            -------               -------
                                                            $29,285               $44,687
                                                            =======               =======

11. Income Taxes

    On July 1, 1993, the Company adopted the provisions of FAS No. 109. The cumulative effect of adopting this standard resulted in the Company recording a $2.0 million non-cash charge reducing its deferred tax assets as of the date of adoption. Prior years' financial statements have not been restated.

    The domestic and foreign components of income (loss) before provision for income taxes, extraordinary gain (loss) on early extinguishment of debt, and the cumulative effect of change in accounting principles are as follows:

    (Dollars in thousands)

                                       1995                  1994                    1993
                                       ----                  ----                    ----
         United States               $ (4,705)             $ (5,758)                $5,797
         Foreign                        4,399                (4,573)                   372
                                     --------             ---------                 ------
                                     $  (306)             $ (10,331)                $6,169
                                     =======              =========                 ======





                             Exhibit 99.1, Page 11

                       CONCURRENT COMPUTER CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes (continued)

    The components of the provision for income taxes are as follows:

    (Dollars in thousands)

                                         1995                  1994                  1993
                                         ----                  ----                  ----
         Current:
          Federal                     $   -                 $   -                 $   300
          Foreign                       1,700                 1,300                 1,692
          State                           -                     -                      72
                                      -------               -------               -------
             Total                    $ 1,700               $ 1,300               $ 2,064
                                      -------               -------               -------

         Deferred:
          Federal                     $   -                 $   -                 $   -
          Foreign                         -                     -                     236
          State                           -                     -                     -
                                      -------               -------               -------
             Total                    $   -                 $   -                 $   236
                                      -------               -------               -------

         Total                        $ 1,700               $ 1,300               $ 2,300
                                      =======               =======               =======

    For the fiscal years ended June 30, 1995 and 1993, the current provision for income taxes includes an equivalent charge of $300,000 and $572,000, respectively, which was fully offset in capital in excess of par value due to the utilization of tax loss carryforwards which originated prior to the Company's quasi-reorganization, effected on December 31, 1991.

    A reconciliation of the Federal statutory tax provision to the Company's provision for income taxes is as follows:

    (Dollars in thousands)

                                                   1995                 1994                1993
                                                   ----                 ----                ----
    Income (loss) before provision for
     income taxes, extraordinary gain
     (loss) and cumulative effect of
     change in accounting principles               $ (306)              $(10,331)         $ 6,169
                                                   ------               --------          -------

    Tax at Federal statutory rate                    (104)                (3,513)           2,097
    U.S. Federal and non U.S. net
     operating losses for which no
     tax benefit was recorded                       2,890                  4,466            1,472
    Difference between U.S. and non
     U.S. income tax rates                         (1,146)                    10              329
    Tax benefit related to permanent
     differences                                        -                      -           (1,496)
    State income tax                                    -                      -               54
    Other                                              60                    337             (156)
                                                   ------               --------          -------
    Provision for income taxes                     $1,700               $  1,300          $ 2,300
                                                   ======               ========          =======





                             Exhibit 99.1, Page 12

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Income Taxes (continued)

    As of June 30, 1995 and 1994, the Company's deferred tax assets were comprised of the following:

    (Dollars in thousands)
                                                    June 30,               June 30,
                                                     1995                   1994
                                                     ----                  ----
    Gross deferred tax assets related to:
      Net operating loss carryforwards             $37,740                $34,170
      Accumulated depreciation                       3,737                  5,042
      Restructuring reserves                         3,253                  4,276
      Inventory reserves                             3,300                  3,557
      Accrued compensation                             931                  1,544
      Post-retirement benefits                         928                  1,010
      Other                                          2,426                  3,009
                                                   -------                -------
      Total Gross deferred tax assets               52,315                 52,608
    Valuation Allowance                            (52,315)               (52,608)
                                                   -------                -------
    Net deferred tax assets                        $     0                $     0
                                                   =======                =======

    During fiscal year 1994, the deferred tax liability related to the Company's Subordinated Debt was reversed upon the early extinguishment of such debt. In connection with this reversal, the Company recorded a corresponding increase to its deferred tax asset valuation allowance.

    As of June 30, 1995, the Company has remaining net operating loss carryforwards of approximately $104 million for income tax purposes. Approximately $61 million of these net operating loss carryforwards originated prior to the Company's quasi-reorganization, effected on December 31, 1991. In addition, approximately $9 million of these net operating loss carryforwards originated subsequent to the Company's quasi-reorganization through the date of the 1993 Refinancing.

    Any future benefits attributable to the net operating loss carryforwards which originated prior to the Company's quasi-reorganization are accounted for through adjustments to capital in excess of par value. Under the changes in ownership provisions of Section 382 of the Internal Revenue Code, future benefits attributable to the net operating loss carryforwards and tax credits which originated prior to the quasi-reorganization are limited to approximately $1.3 million per year and those which originated subsequent to the Company's quasi-reorganization through the date of the 1993 Refinancing are limited to approximately $0.3 million per year. The Company's net operating loss carryforwards begin to expire in 2004. As of June 30, 1995, after giving effect to the aforementioned Internal Revenue Code limitation, the Company has remaining utilizable net operating loss carryforwards of approximately $66 million for income tax purposes.

    Deferred income taxes have not been provided on approximately $10 million of undistributed earnings of foreign subsidiaries, which originated subsequent to the Company's quasi-reorganization, primarily due to either the Company's required investment in certain subsidiaries or foreign tax rates which exceed the U.S. tax rate.

    Additionally, deferred income taxes have not been provided on approximately $3 million of undistributed earnings of foreign subsidiaries which originated prior to the Company's quasi-reorganization. The impact of both the subsequent repatriation of such earnings and the resulting offset, in full, from the utilization of net operating loss carryforwards will be accounted for through adjustments to capital in excess of par value. The Company has sufficient net operating loss carryforwards remaining to offset such subsequent repatriation.





                             Exhibit 99.1, Page 13

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Geographic Information

    Below is a summary of the Company's 1995, 1994 and 1993 financial data by geographic area.

    (Dollars in thousands)
                                                    1995                1994                 1993
                                                    ----                ----                 ----
    Net Sales:
      United States                               $ 75,362            $106,256             $141,355
      Intercompany                                  15,265              17,241               20,938
                                                  --------            --------             --------
                                                    90,627             123,497              162,293
                                                  --------            --------             --------

      Europe                                        39,431              43,807               47,031
      Intercompany                                     127                  38                   19
                                                  --------            --------             --------
                                                    39,558              43,845               47,050
                                                  --------            --------             --------

      Asia/Pacific                                  14,100              14,380               16,051
      Japan                                          7,818              11,759               12,299
      Other                                          3,433               2,829                3,728
                                                  --------            --------             --------
                                                    25,351              28,968               32,078
                                                  --------            --------             --------
                                                   155,536             196,310              241,421
      Eliminations                                 (15,392)            (17,279)             (20,957)
                                                  --------            --------             --------
         Total                                    $140,144            $179,031             $220,464
                                                  ========            ========             ========

    Operating income (loss):
      United States                               $ (2,398)           $ (3,836)            $ 18,440
      Europe                                         4,602              (2,432)                (493)
      Asia/Pacific                                   3,809               2,010                2,237
      Japan                                         (1,792)               (103)                 493
      Other                                            863                 853                1,050
      General corporate expenses                    (2,741)             (2,976)              (3,179)
      Eliminations                                    (261)               (509)                 190
                                                  --------            --------             --------
         Total                                    $  2,082           $ (6,993)             $ 18,738
                                                  ========           =========             ========

                                                                    1995                 1994
                                                                    ----                 ----
    Identifiable assets:
      United States                                                $106,510            $128,147
      Europe                                                         24,493              26,748
      Asia/Pacific                                                    7,441               6,115
      Japan                                                          11,559              12,113
      Other                                                           1,807               1,815
      Corporate                                                       5,489               8,285
      Eliminations                                                  (58,940)            (60,053)
                                                                   --------            --------
         Total                                                     $ 98,359            $123,170
                                                                   ========            ========

    Intercompany transfers between geographic areas are accounted for at prices similar to those available to comparable unaffiliated customers. Sales to unaffiliated customers outside the U.S., including U.S. export sales, were $66,913,000, $73,893,000 and $83,134,000 for the years ended June 30,
    1995, 1994 and 1993, respectively, which amounts represented 48%, 41%, and 38% of total sales for the respective years.

    Sales to the U.S. Government and its agencies amounted to $39,207,000, $54,757,000 and $64,340,000, respectively, for the years ended June 30, 1995, 1994 and 1993, which amounts represented 28%, 31% and 29% of total sales for the respective years. The Company's revenues are derived from various customer sources including Unisys Corp., the prime contractor under the U.S. Department of Commerce's Next Generation Radar (NEXRAD) program and the U.S. Department of Commerce under the NEXRAD program. Sales to Unisys Corp. amounted to $7,473,000, $22,245,000 and $35,723,000, respectively, for the years ended June 30, 1995, 1994 and 1993, which amounts represented 5%, 12% and 16%, respectively, of total revenues.
    Sales directly to U.S. Department





                             Exhibit 99.1, Page 14

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Geographic Information (continued)

    of Commerce amounted to $10,022,000 for the year ended June 30, 1995 which amount represented 7% of total revenues.

13. Retirement Benefits

    The Company has a retirement savings plan (the "Plan") available to U.S. employees which qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Annual Company contributions currently are determined based upon the achievement of certain return on equity objectives with the minimum contribution being 2% of employees' eligible earnings, as defined by the Plan. The Company also matches a portion of employees' before-tax savings.

    The Company's annual and matching contributions under this plan are as follows:

    (Dollars in thousands)
                                                      1995                1994                 1993
                                                      ----                ----                 ----
    Annual contribution in common stock            $   518            $    767              $ 1,100
    Matching contribution                              251                 333                  359
                                                   -------            --------              -------

         Total                                     $   769            $  1,100              $ 1,459
                                                   =======            ========              =======

    The Company's annual contribution under this Plan for the year ended June 30, 1995 was funded in common stock of the Company during the quarter ending September 30, 1995.

    Certain foreign subsidiaries of the Company maintain pension plans for their employees which conform to the common practice in their respective countries. The pension expense related to these plans amounted to $381,000, $213,000 and $286,000 for the years ended June 30, 1995, 1994 and
    1993, respectively.

    The Company's net pension expense (income) for the years ended June 30, 1995, 1994 and 1993 consists of the following components:

    (Dollars in thousands)
                                                      1995                1994                 1993
                                                      ----                ----                 ----
         Service cost                               $  645              $  522               $  509
         Interest cost                                 653                 546                  539
         Return on plan assets                        (661)               (707)              (1,324)
         Net amortization and deferral                (256)               (148)                 562
                                                    ------              ------               ------
                                                    $  381              $  213               $  286
                                                    ======              ======               ======





                             Exhibit 99.1, Page 15

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. Retirement Benefits (continued)

    The funded status of the Company's international pension plans at June 30, 1995 and 1994 was as follows:

    (Dollars in thousands)
                                                      1995                1994
                                                      ----                ----
    Actuarial present value of benefit obligations:
    Vested benefit obligation                       $7,624              $6,048
    Accumulated benefit obligation                   7,783               6,207

    Projected benefit obligation                     9,288               7,486
    Plan assets at fair value                        9,531               8,718
                                                    ------              ------

    Plan assets in excess of projected
      benefit obligation                               243               1,232
    Unrecognized net asset at transition              (418)               (479)
    Unrecognized net gain                             (806)             (1,499)
                                                    ------              ------

    Accrued pension liability                       $ (981)             $ (746)
                                                    ======              ======

    In determining the present value of benefit obligations and the expected return on plan assets for the Company's foreign pension plans, the following assumptions were used for the years ended June 30, 1995, 1994 and 1993:

    (Dollars in Thousands)
                                                 1995                1994                 1993
                                                 ----                ----                 ----
    Discount rate                             6.0% to 9.0%        6.0% to 9.0%         7.5% to 9.0%
    Rate of increase in future
      compensation levels                     4.0% to 7.0%        4.0% to 6.0%         5.5% to 6.0%
    Expected long-term
      rate of return                          7.0% to 9.0%       7.0% to 10.0%        7.5% to 10.0%

    Plan assets are comprised primarily of investments in managed funds consisting of common stock, money market and real estate investments.

14. Postretirement Benefits Other Than Pensions

    On July 1, 1993, the Company adopted the provisions of FAS No. 106. In connection with the adoption of this standard, the Company recorded a non-cash charge of $3.0 million representing the immediate recognition of the accumulated postretirement benefit obligation at the date of adoption.

    The Company has a plan for retiree medical and life insurance benefits for its U.S. employees but does not have any significant foreign plans. Based on the terms of the U.S. plan, participants must be age 55 with at least 10 years of service to be eligible for medical benefits. If the retiree is age 55 and has a minimum of five years of service, but less than 10 years of service, coverage of certain medical benefits can be purchased through the Company.

    The comprehensive plan, which may be amended at the Company's discretion, provides lifetime coverage for retirees and coverage for spouses until one year after the death of the retiree. The plan provides that the Company's costs will be capped at the 1993 level. Eligibility for life insurance is restricted to employees who retired prior to January 1993.





                             Exhibit 99.1, Page 16

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Postretirement Benefits Other Than Pensions (continued)

    The unfunded status of the plan at June 30, 1995 and 1994 was as follows:

    Accumulated Postretirement Benefit Obligation:

    (Dollars in thousands)
                                                    June 30,            June 30,
                                                      1995                1994
                                                      ----                ----
    Active Ineligible Plan Participants             $  790              $1,115
    Active Eligible Plan Participants                  521                 516
    Retirees and Dependents                          1,275               1,356
                                                    ------              ------
    Total accumulated postretirement
      benefit obligation                             2,586               2,987

    Unrecognized net gain                              144                   -
    Accrued postretirement benefit
                                                    ------              ------
      obligation                                    $2,730              $2,987
                                                    ======              ======

    The Company's net periodic postretirement benefit expense (income) for the years ended June 30, 1995 and 1994 consist of the following components:

    (Dollars in thousands)

                                                      1995                1994
                                                      ----                ----
    Service cost                                      $116                $188
    Interest cost                                      209                 238
    Return on plan assets                                -                   -
    Curtailment gain                                  (422)               (300)
                                                       ---                ----
                                                      $(97)               $126
                                                      ====                ====

    For the year ended June 30, 1993, the Company recognized postretirement benefit costs as incurred, thus the amounts recognized as expense in prior years are not comparable.

    During the years ended June 30, 1995 and 1994, the Company recorded a curtailment gain of $422,000 and $300,000, respectively as a result of the reduction in work force in connection with several restructuring initiatives undertaken by the Company.

    In determining the accumulated postretirement benefit obligation for the years ended June 30, 1995 and 1994, the assumed weighted average discount rate was 7.5% and the assumed rate of increase in compensation was 5.0%.

    Assumed health care cost increases, estimated to be 9% for the fiscal year 1996, decline at a rate of approximately 0.5% to 1.0% per year to the ultimate trend rate of 5.0% in the year 2001. Notwithstanding the above, a 1% increase in the health care cost trend rate would not have an effect on the accumulated postretirement benefit obligation since the plan provides that the Company's future costs will be capped at the 1993 level.

15. Employee Stock Plans

    The Company has a Stock Option Plan providing for the grant of incentive stock options to employees with an exercise price not less than fairmarket value and non-qualified stock options (NSOs) to employees, non-employee directors and consultants with an exercise price not less than 50% of fair market value. The Stock Option Plan is administered by the Stock Award Committee comprised of members of the Compensation Committee of the Board of Directors or the Board of Directors, as the case may be. Under the plan, the





                             Exhibit 99.1, Page 17

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Employee Stock Plans (continued)

    Stock Award Committee may award, in addition to stock options, shares of Common Stock on a restricted basis. The plan also specifically provides for stock appreciation rights and authorizes the Stock Award Committee to provide, either at the time of the grant of an option or otherwise, that the option may be cashed out upon terms and conditions to be determined by the Committee or the Board. Only stock options, which for the most part contain limited stock appreciation rights in connection with a change of control followed by certain subsequent events, have been granted under the plan. The plan terminates on January 31, 2002. Stockholders have approved the purchase of up to 3,929,841 shares under the plan.

    Changes in options outstanding under the plan during the years ended June 30, 1993, 1994 and 1995 are as follows:

                                                 Number of
                                                  Options    Price Per Option
                                                ----------   ----------------
    Outstanding at June 30, 1992                   987,316   $  .10  -  $58.75
    Granted                                        759,663   $ 2.13  -  $ 6.50
    Exercised                                       (2,140)  $ 1.88  -  $ 4.38
    Canceled                                       (41,648)  $ 1.88  -  $53.75
                                                ----------   -----------------

    Outstanding at June 30, 1993                 1,703,191   $  .10  -  $58.75
    Granted                                      1,787,596   $ 1.63  -  $ 3.31
    Exercised                                         (283)  $ 1.88  -  $ 2.13
    Canceled                                      (697,663)  $ 1.88  -  $58.75
                                                ----------   -----------------

    Outstanding at June 30, 1994                 2,792,841   $  .10  -  $56.25
    Granted                                      3,128,942   $ .875  -  $ 2.12
    Exercised                                        -               -
    Canceled                                    (2,685,080)  $ 1.63  -  $45.00
                                                ----------   -----------------

    Outstanding at June 30, 1995                 3,236,703   $  .10  -  $56.25
                                                ==========   =================

    Included in the 3,128,942 options granted in fiscal year 1995 are 1,917,493 options granted in a stock option repricing program. The stock option repricing program was effected on March 1, 1995 and provided for the repricing of stock options held by current employees and members of the Board of Directors to an exercise price equal to the net asset book value per share at December 31, 1994 (the latest balance sheet date prior to the grant) and the cancellation of a like number of previously granted stock options without restarting the vesting schedule associated with the canceled options or extending the term.

    Included in the 1,787,596 options granted in fiscal year 1994 are 777,850 options granted in consideration of the eight-month deferral of worldwide annual merit salary increases and 117,728 options granted in consideration of the cancellation of a like number of previously granted stock options and the restarting of the vesting schedule associated with the canceled options.

    Options with respect to 1,413,937 shares of common stock, with an average exercise price of $2.20, were exercisable at June 30, 1995.

    The Company has an Employee Stock Purchase Plan (the "Purchase Plan") pursuant to which the Company is authorized to grant rights to employees to purchase up to an aggregate of 1,000,000 shares of common stock in a series of offerings, each of which generally lasts six to twelve months. Unless extended by the stockholders, the Purchase Plan expires December 31, 1997. Substantially all employees are eligible to participate in the Purchase Plan. The purchase price of shares of common stock is limited to the lesser of 85%





                             Exhibit 99.1, Page 18

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Employee Stock Plans (continued)

    of the fair market value of the common stock on the commencement of the offering and the last day of the offering. As of June 30, 1995, the Company had issued 390,522 shares and had 609,478 shares of common stock available for issuance pursuant to the Purchase Plan.

16. Rights Plan

    On July 31, 1992, the Board of Directors of the Company declared a dividend distribution of one Series A Participating Cumulative Preferred Right for each share of the Company's common stock and Convertible Preferred Stock. The dividend was made to stockholders of record on August 14, 1992. Under the rights plan, each Right becomes exercisable unless redeemed (1) after a third party owns 20% or more of the outstanding shares of the Company's voting stock and engages in one or more specified self-dealing transactions, (2) after a third party owns 30% or more of the outstanding voting stock or (3) following the announcement of a tender or exchange offer that would result in a third party owning 30% or more of the Company's voting stock. Any of these events would trigger the rights plan and entitle each right holder to purchase from the Company one one-hundredth of a share of Series A Participating Cumulative Preferred Stock at a cash price of $30 per right.

    Under certain circumstances following satisfaction of third party ownership tests of the Company's voting stock, upon exercise each holder of a right would be able to receive common stock of the Company or its equivalent, or common stock of the acquiring entity, in each case having a value of two times the exercise price of the right. The rights will expire on August 14, 2002 unless earlier exercised or redeemed, or earlier termination of the plan.

    The adoption of the plan reinstated a similar rights plan put in place in July 1989, which was terminated in connection with the recapitalization of the Company in November 1991 to avoid its inadvertent trigger.

17. Quarterly Consolidated Financial Information (Unaudited)

    The following is a summary of quarterly financial results for the years ended June 30, 1995 and 1994:

    (Dollars in thousands, except per share amounts)

    1995
    ----
                                                                             Three Months Ended
                                                                             ------------------

                                                  September            December              March                June
                                                  30, 1994             31, 1994             31, 1995            30, 1995
                                                  --------             --------             --------            --------
    Net sales                                      $41,508             $37,786              $30,344              $30,506

    Gross margin                                   $18,777             $17,286              $11,384              $13,220

    Net income (loss) (a)                          $ 1,674             $ 1,040              $(4,985)             $   265

    Net income (loss) per share                    $  0.06             $  0.03              $ (0.17)             $  0.01

(a) Net income/(loss) for the three months ended March 31, and June 30, 1995 reflect a provision for restructuring of $2.7 and $0.5 million, respectively. Net income for the three months ended December 31, 1994 reflects a sales and use tax credit of $1,000,000. Net income for the three months ended June 30, 1995 reflects an adjustment to inventory reserves of $0.9 million.





                             Exhibit 99.1, Page 19

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Quarterly Consolidated Financial Information (Unaudited) (continued)




    1994                                                                      Three Months Ended
    ----                                                                      ------------------


                                                  September            December              March                 June
                                                  30, 1993             31, 1993             31, 1994             30, 1994
                                                  ---------            --------             --------             --------
    Net sales                                     $  49,360             $40,688              $44,059              $44,924

    Gross margin                                  $  22,852             $15,783              $17,531              $19,875

    Income (loss) before
     extraordinary loss and
     cumulative effect of
     change in accounting
     principles                                   $ (11,015)            $(3,492)             $   579              $ 2,297

    Net income (loss) (a)                         $ (39,208)            $(3,492)             $   579              $ 2,297

    Income (loss) per share: (b)

    Income (loss) before
     extraordinary loss and
     cumulative effect of
     change in accounting
     principles                                   $   (0.47)            $ (0.12)             $  0.02              $  0.08

    Net income (loss)                             $   (1.67)            $ (0.12)             $  0.02              $  0.08


(a) Net loss for the three months ended September 30, 1993 reflects an extraordinary loss on early extinguishment of debt of $23,193,000 ($0.99 per share), a cumulative effect of change in accounting principles of $5.0 million ($0.21 per share) and a provision for restructuring of $12.0 million. Net loss for the three months ended December 31, 1993 reflects a sales and use tax credit of $1,440,000. Net income for the three months ended June 30, 1994 reflects an adjustment to inventory reserves of $1.5 million.

(b) Net income (loss) per share when added does not equal the reported fiscal year amount primarily due to the effect on average shares outstanding from the issuance of 324,377 shares of common stock during the three months ended September 30, 1993 in connection with the annual contribution to the Company's retirement savings plan for fiscal year 1993 and the issuance of 19,700,000 shares of common stock and the conversion of 6,981,706 shares of Convertible Preferred Stock to common stock during the three months ended September 30, 1993 in connection with the 1993 Refinancing (see Note 4).

18. Commitments and Contingencies

    The Company leases certain sales and service offices, warehousing, and equipment. The leases expire at various dates through 2005 and generally provide for the payment of taxes, insurance and maintenance costs. Additionally, certain leases contain escalation clauses which provide for increased rents resulting from the pass through of increases in operating costs, property taxes and consumer price indexes.





                             Exhibit 99.1, Page 20

                        CONCURRENT COMPUTER CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Commitments and Contingencies (continued)

    At June 30, 1995, future minimum payments under noncancelable operating leases for the fiscal years ending June 30 of each year are as follows:


    (Dollars in thousands)
             1996                                  $ 4,551
             1997                                    3,127
             1998                                    1,753
             1999                                      146
             2000                                       90
             2001 and thereafter                       182
                                                   -------
                                                   $ 9,849
                                                   =======

    Rent expense amounted to $6,686,000, $8,369,000, and $9,731,000 for the years ended June 30, 1995, 1994 and 1993, respectively.

    The Company, from time to time, is involved in litigation incidental to the conduct of its business. The Company and its counsel believe that such pending litigation will not have a material adverse effect on the Company's results of operations or financial condition.

    Additionally, the U.S. government has asserted that the Company's prices for shipments of spare parts prior to 1994 under the U.S. Department of Commerce's Next Generation Weather Radar (NEXRAD) program were too high. No claim or action has been filed against the Company. The Company believes that its pricing practices are in compliance with applicable regulations and intends to vigorously defend against any claim. Although there can be no assurance, the Company expects that any resolution of the matter will not have a material adverse affect on the Company's financial condition or liquidity.

    The Company has entered into employment agreements with its executive officers. In the event an executive officer is terminated directly by the Company without cause or in certain circumstances constructively by the Company, the terminated officer will be paid severance compensation for a one-year period (a two-year period in the case of the Chief Executive Officer) in an annualized amount equal to the respective officer's annual salary then in effect plus an amount equal to the then most recent annual bonus paid or, if determined, payable, to such officer. At June 30, 1995, the maximum contingent liability under these agreements is approximately $1.9 million. The Company's employment agreements with its executive officers contain certain offset provisions, as defined in their respective agreements.

    On May 5, 1992, the Company completed the sale of its Cork, Ireland facility to the Industrial Development Authority (the "IDA"). Under the terms of this agreement, the Company is required to maintain its European service/repair center in Ireland through April 30, 1998 and maintain minimum employment levels. In the event the Company does not meet these requirements, the IDA may require payment of up to approximately $590,000 (360,000 Irish pounds). The Company's contingent obligation to the IDA is collateralized by the machinery and equipment of the Company's Ireland subsidiary.

19. Subsequent Event

    On September 26, 1995, the Company entered into a contract providing for the sale/leaseback of its Oceanport, New Jersey facility. The transaction is expected to close during the quarter ending December 31, 1995. The $15 million sales price will be reduced by estimated selling costs of





                             Exhibit 99.1, Page 21

                       CONCURRENT COMPUTER CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Subsequent Event (continued)

    approximately $1.0 million. A portion of the net proceed will be applied to the remaining outstanding balance of the Term Loan (approximately $9.3 million). The remainder of the net proceeds will be then available for working capital purposes. However, there can be no assurance that the transaction will be completed as contemplated.





                             Exhibit 99.1, Page 22